Exhibit 15

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-08246 on Form F-3, and No. 333-106837 on Form F-3/S-3 of our reports dated 26 July 2007, relating to the financial statements of British Sky Broadcasting Group plc (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the nature and effect of differences between International Financial Reporting Standards and accounting principles generally accepted in the United States of America) and Management's Report on Internal Control over Financial Reporting, appearing in this Annual Report on Form 20-F of British Sky Broadcasting Group plc for the year ended 30 June 2007.

Deloitte & Touche LLP
London, United Kingdom
26 July 2007